Exhibit 99-1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

AMPHENOL ANNOUNCES
EXPANSION OF STOCK REPURCHASE PROGRAM

Wallingford, Connecticut.  January 18, 2008.  Amphenol Corporation (NYSE-APH) announced today that the Company’s Board of Directors has approved an increase in the number of shares of the Company’s Common Stock that may be purchased to the Amphenol Corporation Stock Repurchase Program (the “Program”) from 10.0 million to 20.0 million shares.   The Company indicated that the timing and price of any purchases under the Program will continue to depend on market conditions.  As of January 17, 2008, the Company has purchased approximately 9.7 million shares under the Program.  The Company presently has approximately 178.5 million shares outstanding.  The Company’s Board of Directors also approved an extension of the termination date of the Program to January 31, 2010.  The Program which was initiated in March of 2004 was previously scheduled to terminate on December 31, 2008.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.